Mail Stop 3561

      							September 9, 2005

Via U.S. Mail and Fax
Mr. Thomas Frank
Chief Financial Officer
Nobel Learning Communities, Inc.
1615 West Chester Pike
Suite 200
West Chester, PA 19382-6223

	RE:	Nobel Learning Communities, Inc.
      Form 10-K for the fiscal year ended July 3, 2004
		Filed September 15, 2004

Dear Mr. Frank:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director